EXHIBIT 99.1

Investor Relations:
Kathleen Bela
Juniper Networks, Inc.
(408) 936-7804
kbela@juniper.net

Media Relations:

Michael Hakkert	Sarah Sorensen
Juniper Networks, Inc	Juniper Networks, Inc.
(408) 936-8342	(408) 936-4037
mhakkert@juniper.net	ssorensen@juniper.net

Juniper Networks Announces New Common Stock Repurchase Program of up to $1 Billion

SUNNYVALE, Calif., March 6, 2008- Juniper Networks, Inc. (Nasdaq: JNPR) announced today that its board of directors approved a new stock repurchase program which enables the Company to purchase up to $1 billion of the company’s common stock. In conjunction with this new authorization, the Company will initiate an on-going, share maintenance plan designed to offset dilution from the issuance of shares related to its employee stock plans.

This new program is in addition to the $2 billion stock repurchase program approved in 2006 and 2007. To date, the Company has repurchased approximately $1.7 billion of its stock under the $2 billion authorized in 2006 and 2007.

Share repurchases under Juniper’s stock repurchase programs will be subject to a review of the circumstances in place at the time and will be made from time to time in private transactions or open market purchases as permitted by securities laws and other legal requirements. The program may be discontinued at any time.

About Juniper Networks, Inc.

Juniper Networks, Inc. is the leader in high-performance networking. Juniper offers a high-performance network infrastructure that creates a responsive and trusted environment for accelerating the deployment of services and applications over a single network. This fuels high-performance businesses. Additional information can be found at www.juniper.net.

Juniper Networks and the Juniper Networks logo are registered trademarks of Juniper Networks, Inc. in the United States and other countries.

This press release contains forward-looking statements about Juniper’s common stock repurchase program, including the maximum amounts that may be purchased under the program. The statements are based on current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict, including, but not limited to, changes in the market price of Juniper’s common stock and changes in Juniper’s financial results, financial condition and cash requirements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Juniper undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.